EXHIBIT 99.2

April 28, 2010

CHANGE IN NUMBER OF DIRECTORS

RESOLVED, that effective as of April 28, 2010, pursuant to Article 3, Section 2 of the By-Laws of the Corporation, the number of Directors constituting the entire Board of Directors of the Corporation shall be decreased to seven (7) until such time as the number is increased or decreased by resolution of the Board of Directors.